UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
ZimCal Asset Management, LLC BIMIZCI Fund, LLC Warnke Investments LLC Stephen Hodges Judd Deppisch
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ZimCal Asset Management, LLC

ZimCal Asset Management, LLC, Stephen Hodges, BIMIZCI Fund, LLC and Warnke Investments LLC (collectively, “ZimCal”) are attaching hereto a letter to stockholders issued on May 28, 2024 and updates to the previously filed web pages, www.restoretheshine.com.
Important Information
Stephen Hodges and his affiliates, ZimCal Asset Management, LLC, BIMIZCI Fund, LLC and Warnke Investments LLC (collectively, “ZimCal”), have nominated individuals to Medallion Financial Corp.’s board of directors and are soliciting votes for the election of their nominees, Stephen Hodges and Judd Deppisch, as members of the board of directors of Medallion Financial (the “Nominees”).  ZimCal has sent a definitive proxy statement, WHITE proxy card and related proxy materials to stockholders of Medallion Financial Corp. seeking their support of the Nominees at Medallion Financial Corp.’s 2024 annual meeting of stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Nominees, Medallion Financial Corp. and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by ZimCal with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  Stockholders may also direct a request to ZimCal’s proxy solicitor, Saratoga, 520 8th Avenue, 14th Floor, New York, NY 10018 (stockholders can e-mail at info@saratogaproxy.com or call toll-free at (888) 368-0379).
Participants in Solicitation
The following persons are participants in the solicitation by ZimCal: ZimCal Asset Management, LLC, BIMIZCI Fund, LLC, Warnke Investments LLC, Judd Deppisch, and Stephen Hodges.  The participants may have interests in the solicitation, including as a result of holding shares of Medallion Financial Corp.’s common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed and transmitted by ZimCal.

ZimCal Asset Management LLC
BIMIZCI Fund LLC & Warnke Investments LLC
4737 County Road 101, #264
Minnetonka MN 55345
www.restoretheshine.com
May 28th, 2024

Dear Fellow Stockholders of Medallion Financial Corp.,

[See attached PDF for original stockholder letter]

•	We are at a critical point and you have to make a very important decision.

•
Medallion is trying to manipulate and distract you by claiming ZimCal is not looking out for your interests.  This is a lie[1]. Medallion is simply trying to gain an unfair advantage in this proxy contest rather than address the issues we have raised.

•
We believe that Medallion Financial Corp. has tremendous potential and that all our investments could be worth much, much more except the Board and management have lost credibility.  We must have change for things to improve.

•	We have invested in over 100 BANKS. We have worked in consumer lending. We know what it takes to succeed.

•
Medallion said that our $7.72 million in cash invested and our 90,010 shares is “miniscule.” Therefore our opinion does not matter.  We believe that EVERY shareholder’s opinion matters, whether you have 500 shares or 500,000.

UNLOCK VALUE IN YOUR STOCK. VOTE TO CHANGE THE BOARD AND IMPROVE MANAGEMENT.

UNLOCK VALUE BY VOTING FOR TWO NEW DIRECTORS nominated by Stephen Hodges, ZimCal Asset Management and its affiliates (together “ZimCal”) to the Board of Directors of the Medallion (the “Board”) using the enclosed WHITE proxy card or WHITE voting instruction form. Even if you have already voted, you can vote again for our candidates.  WE WILL LOOK OUT FOR STOCKHOLDERS, NOT MANAGEMENT.

THE SEC ALLEGATIONS AGAINST MEDALLION FINANCIAL CORP ARE VERY SERIOUS AND WE BELIEVE THAT THE INVESTIGATION IS FRIGHTENING AWAY INVESTORS

•	The charges are so serious that the SEC is seeking some of the harshest penalties[2] against Mr. Murstein and Medallion.

•
Mr. Murstein and Medallion Financial know that if elected to the Board, ZimCal would demand a 3rd party investigation of Mr. Murstein’s behavior that led to SEC charges for fraud, lying to Medallion’s auditor, and touting.

•	If Mr. Murstein did nothing wrong, why he would resist an independent investigation to clear his name?

•
We believe that Mr. Murstein has been protected by his father (CEO and Chairman of the Board), his father-in-law David Rudnick (a Board member), and Brent Hatch (the Lead “Independent” Director) a 21 year Medallion insider.

•	We don’t expect saints to lead Medallion, but we expect leaders who represent stockholders and accept responsibility

EVERY DOLLAR PAID TO EXCESSIVE COMPENSATION IS A DOLLAR TAKEN AWAY FROM STOCKHOLDERS

•	Mr. Murstein is frightened by the support you have given our candidates and knows that if we are elected, his very comfortable perks and excessive compensation might be severely impacted.

•
If any executive officer is found to have engaged in “detrimental conduct” the Board can clawback cash and equity compensation per Medallion’s Compensation Recoupment Policy.  This could apply to Mr. Murstein.

•
Mr. Murstein was paid $6.5 million in 2023, as we have shown extensively, this is an amount much higher than comparable institutions with better performance than Medallion.  Stockholders have also paid for his country club membership, his car, his garage, his car driver and social club memberships[3].

•
Over the last 6 years (since Medallion converted from a BDC), Mr. Murstein has been paid $25 million and yet stockholders have only earned $76 million. Medallion has only made a profit 3 of those 6 years and we believe that Mr. Murstein ignored CLEAR warning signs that could have prevented or reduced the losses from 2018 to 2020.[4]

www.restoretheshine.com	Page | 1

MEDALLION HAS TOLD HALF-TRUTHS AND LIES ABOUT ZIMCAL

•
Medallion has tried to scare stockholders by making false and defamatory statements about ZimCal[5].  We have published unedited emails to and from Mr. Murstein at https://www.restoretheshine.com/materials/zimcal-mfin-emails that CLEARLY show we have ALWAYS been focused on building a better Medallion. Please read them.

•
As a result, we have a hard time believing that Medallion is interested in the truth and would prefer to try to scare stockholders. We have backed up every statement we have made with data and sources and always provided context.

•
We believe that the personal attacks and an inability to intelligently and honestly answer the questions and issues we have raised, the same ones we raised 7 months ago, reflect poorly on management and Medallion.

•
Our 2 candidates only represent 25% of the Board so we cannot do anything by ourselves. Our debt investment also does not give us any additional rights to do anything unless Medallion decides not pay back its debt.

MEDALLION IS DISGUISING ITS DECLINING PERFORMANCE AND IS NOT PREPARED FOR MORE CONSUMER STRESS

•
Bad consumer loans have increased MASSIVELY over the last 2 years and quarterly charge-offs are at their HIGHEST levels since 2012[6]. We are coming off a period of huge government stimulus and ultra-low rates so this may get worse. We expect some seasonality for 2Q24 and 3Q24 to help this slightly, but the overall trend is downward.

•	We believe that stockholders could be harmed if Medallion faces a tougher economy and delinquent borrowers. Medallion could repeat the terrible mistakes it made with the taxi medallion portfolio.[7]

•	“Record earnings” in the last 3 years have been inflated by non-recurring income[8]. This is mostly why earnings DECLINED BY 37% at 03/31/24 compared to a year ago and 30% COMPARED TO 12/31/23.

•	Important performance indicators like core[9] ROA and ROE have gotten much worse and management has not answered the concerns we raised 7 months ago about this and its large amount of SUB-PRIME loans.

•
Medallion’s stock price is down 20% YTD, down 15% in 2 years, up only 15% in 5 years and down 40% over 10 years (through 1Q24). We do not believe the stock price will go up and stay up UNLESS there is a change in the Board and leadership. Think what the stock could be worth with more liquidity and institutional support?

ZimCal has been an investor in the Company for over 3 years.  We have invested $7.72 million in Medallion and own 90,010 shares of common stock and $15 million in debt, making us one of the single largest investors in the Company.  We invested when very few wanted to.  We need management to proactively address the risks we have identified NOW.

www.restoretheshine.com	Page | 2

OUR INTERESTS ARE SQUARELY ALIGNED WITH ALL MFIN’s stockholders – simply put, we want Medallion Financial Corp. to thrive in the long term.

Medallion stock goes up...	ZimCal makes money
Medallion makes more profit...	ZimCal makes money
Medallion stock goes down...	ZimCal loses money
Medallion makes less profit...	ZimCal loses money

VOTE FOR OUR 2 HIGHLY QUALIFIED CANDIDATES WHO ARE COMMITTED TO STOCKHOLDERS
STEPHEN HODGES AND JUDD DEPPISCH

Messrs. Hodges and Deppisch combined:
•	Have invested in over 100 bank lenders.
•	Have been in leadership roles in current and prior organizations.
•	Are independent thinkers and believe in holding management accountable and putting stockholders first
•	Have a combined 40 years of financial experience in areas that directly overlap with the Company’s core business
•
Looking to replace two individuals with long ties to MFIN, including the father-in-law of Andrew Murstein who has been on the Board for 28 years. Please visit and sign-up at www.restoretheshine.com for updates/details.

Enclosed are our proxy materials, including a WHITE proxy card or WHITE voting instruction form where you may vote FOR our two nominees to the Board.  If your shares are held with a bank or broker, you may vote your shares over the Internet too.  EVEN if you voted for Medallion Financial’s candidates, you can still change your vote by voting a later dated WHITE universal proxy card online or by mail. Only your latest dated vote will be counted  We want to earn the support of all investors, whether you have 10 shares or 500,000 shares.

Please go to our website www.restoretheshine.com  for more information on our candidates and our strategy.    We have a comprehensive FAQ section and biography information on our two excellent Board candidates and voting instructions at www.restoretheshine.com/vote. Please reach out to me directly if you have any questions on the data I have presented at info@restoretheshine.com.  Thank you for your time and we appreciate your support.

Sincerely,

/s/ Stephen Hodges

Stephen Hodges
President, ZimCal Asset Management
Manager, BIMIZCI Fund LLC
BIMIZCI as Manager, Warnke Investments, LLC

If you have any questions or need assistance in voting, please call:
520 8th Avenue, 14th Floor, New York, NY  10018
Stockholders Call Toll Free at: (888) 368-0379 or (212) 257-1311
Email: info@saratogaproxy.com

www.restoretheshine.com	Page | 3

1 See our press release https://www.businesswire.com/news/home/20240524374513/en/.  Also see published emails to and from Medallion at https://www.restoretheshine.com/materials/zimcal-mfin-emails.
2 SEC complaint https://www.restoretheshine.com/s/Amended-Securities_and_Exchange_Commission_v_Medallion_Financial_Corp_et_al__nysdce-21-11125__00460.pdf
3 Source: MFIN 10K/Qs and DEF 14As. See ZimCal’s letter to shareholders dated https://www.restoretheshine.com/s/ZimCal-MFIN-Compensation-Letter-to-Shareholders20240521v7.pdf
4 Source: MFIN 10K/Qs and DEF 14As.  See ZimCal’s ISS investment on page  deck which highlights warnings about taxi medallion loans from 2014-2015 and the positive statements MFIN continued to make about the taxi medallion loan portfolio through November 2016
5 Please see the Cease and Desist letter we were forced to send Medallion for details on how pervasively Medallion used half-truths and lies to undermine ZimCal https://www.restoretheshine.com/s/ZimCal-MFIN-Cease-and-Desist-Letter515.2024
6 Source: 10Q/Q, S&P Capital IQ.  In 2012, MFIN’s only consumer loan exposure was Recreation.  To compare “apples to apples” we have taken total consumer charge-offs (net) at 1Q24 which includes Recreation and Home Improvement which actually works in MFIN’s favor.  The last time quarterly charge-offs were as high as they are now for the ENTIRE consumer book was 1Q12 when they were 3.31%.
7 As we have stated repeatedly to management, on our website www.restoretheshine.com and in our proxy advisor investor deck  https://www.restoretheshine.com/s/ZimCal-Investor-Deck-Restore-the-Shine-at-Medallion_5-21-24.pdf on pages 20-21, MFIN had ample warnings from investors and publications from 2014 – 2015 and based on positive 8K disclosures in 2016, was either not transparent about the issues in its Taxi Medallion loans or did not know how bad they were – either situation is concerning.
8 2022 to 2023 non-recurring income was almost entirely due to Taxi Medallion recoveries.  MFIN charged off $306 million (pre-tax) its Taxi Medallion loans at FYE21, it then recovered a portion of these loans $35 million (pre-tax) from 1Q22 through 1Q24. Taxi Medallion assets represent 0.5% of total assets and are non-core.
9 “Core” refers to the sustainable business lines that drive valuation, in this case the consumer and commercial (SBIC) businesses which make up 99.5% of MFIN’s assets.

Important Information
Stephen Hodges and his affiliates, ZimCal Asset Management, LLC, BIMIZCI Fund, LLC and Warnke Investments LLC (collectively, “ZimCal”), have nominated individuals as nominees to the Company’s board of directors and are soliciting votes for the election of those individuals, Stephen Hodges and Judd Deppisch, as members of Medallion Financial Corp.’s board of directors (the “Nominees”).  ZimCal is sending a definitive proxy statement, proxy card and related proxy materials to stockholders of the Company seeking their support of the Nominees at Medallion Financial Corp.’s 2024 annual meeting of stockholders.  Stockholders are urged to read the definitive proxy statement and proxy card because they contain important information about the Nominees, Medallion Financial Corp. and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and proxy card and other documents filed by ZimCal with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  Stockholders may also direct a request to ZimCal’s proxy solicitor, Saratoga, 520 8th Avenue, 14th Floor, New York, NY 10018 (stockholders can e-mail at info@saratogaproxy.com or call toll-free at (888) 368-0379).
Participants in Solicitation
The following persons are participants in the solicitation by ZimCal: ZimCal Asset Management, LLC, BIMIZCI Fund, LLC, Warnke Investments LLC, Judd Deppisch, and Stephen Hodges.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed and transmitted by ZimCal.

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